Exhibit 99.5

IMPORTANT: You must read the following before continuing. The following applies to the information following this page, and you are therefore advised to read this carefully before reading, accessing or making any other use of the information set forth herein.

The offering of pre-emptive rights to acquire shares (“New Shares”) in Open Joint Stock Company Polymetal (“Polymetal”) and the offering of global depositary receipts representing New Shares (“New GDRs”) referred to in this document (together the “Rights Offering”) and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Each holder of GDRs purchasing New GDRs should satisfy itself concerning the tax, legal, currency and other economic considerations relevant to the New GDRs.

No action has been or will be taken in any jurisdiction that would permit a public offering of the New GDRs, or possession or distribution of this document or any other offering material in any country or jurisdiction where action for that purpose is required. Accordingly, the New GDRs may not be offered or sold, directly or indirectly, and neither this document nor any other offering material or advertisement in connection with the New GDRs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any and all applicable rules and regulations of any such country or jurisdiction. Persons into whose possession this document comes should inform themselves about and observe any restrictions on the distribution of this document and the offer, subscription and sale of New GDRs, including those in the paragraphs below. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This document does not constitute an offer to subscribe for or buy any of the New GDRs offered hereby to any person in any jurisdiction to whom it is unlawful to make such offer or solicitation in such jurisdiction.

THE NEW SHARES AND NEW GDRs HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT.   THE RIGHTS OFFERING IS BEING CONDUCTED PURSUANT TO RULE 801 UNDER THE SECURITIES ACT, AND THE NEW SHARES AND NEW GDRs ACQUIRED IN THE RIGHTS OFFERING ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(a)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION THAT THE EXISTING SHARES AND GDRs HELD AS OF THE RECORD DATE FOR THE RIGHTS OFFERING WERE RESTRICTED SECURITIES.  PURCHASERS OF NEW SHARES AND NEW GDRs SHOULD NOTIFY ANY SUBSEQUENT TRANSFEREES OF ANY APPLICABLE RESALE RESTRICTIONS RELATING TO THE NEW SHARES AND NEW GDRs.

The Rights Offering is made for the securities of a company organized in the Russian Federation. Accordingly, the Rights Offering is subject to the disclosure requirements and practices applicable in Russia, which are different from those of the United States. Certain financial information included in this document, if any, has been prepared in accordance with accounting principles applicable in Russia, and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for investors to enforce their rights and any claim they may have arising under the federal securities laws in relation to the Rights Offering. Polymetal is a Russian company, and some or all of its officers and directors are residents of countries other than the United States. Investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with the exemption from the registration requirements of the US Securities Act of 1933, as amended, provided by Rule 801 thereunder with respect to the New Shares to be offered in connection with the Rights Offering, Polymetal will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Polymetal shares related to the Rights Offering.

This notice is not a prospectus for the purposes of EU Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”). A prospectus has not been and will not be prepared in accordance with the Prospectus Directive in relation to the New Shares or New GDRs in connection with the Rights Offering.

This document and the offer of New GDRs representing the New Shares of Polymetal referred to in this document are only addressed to and directed at persons in member states of the European Economic Area who are (A) a legal entity which is authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;  or (B) a legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts (“Qualified Investors”).  In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and Qualified Investors falling within Article 49(2)(a) to (d) and Article 43(2) of the Order, and (ii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”).  This document must not be acted on or relied on (i) in the United Kingdom, by persons who are not relevant persons, and (ii) in any member state of the European Economic Area other than the United Kingdom, by persons who are not Qualified Investors.  Any investment or investment activity to which this document relates is available only to (i) in the United Kingdom, relevant persons, and (ii) in any member state of the European Economic Area other than the United Kingdom, Qualified Investors, and will be engaged in only with such persons.   This document and its contents must not be acted on or relied upon by persons other than relevant persons. Any invitation or inducement to engage in any investment activity included within these materials is available only to relevant persons and will be engaged in only with relevant persons.  Anyone other than a relevant person must not rely on these materials.

The relevant clearances have not been, and will not be, obtained from the Securities Commission of any province or territory of Canada; no document in relation to the Rights Offering has been, or will be lodged with, or registered by, The Australian Securities and Investments Commission; and no registration statement has been, or will be, filed with the Japanese Ministry of Finance in relation to the Rights Offering.  Accordingly, subject to certain exceptions the New Shares and New GDRs may not, directly or indirectly, be offered or sold within Canada, Australia or Japan or offered to or sold to a resident of Canada, Australia or Japan.

ANNEX

CERTIFICATION AND SUBSCRIPTION FORM TO BE DELIVERED (IN CONNECTION WITH A PRE-EMPTIVE OFFERING RESULTING FROM A CLOSED SHARE SUBSCRIPTION) BY THE HOLDERS OF GDRS OVER SHARES OF JOINT STOCK COMPANY “POLYMETAL” (“POLYMETAL”) WHO WISH TO ACQUIRE NEW GDRS REPRESENTING SHARES IN POLYMETAL

Instructions:

In order to subscribe to the New GDR Offering, an Eligible GDR holder or Participant acting on its behalf should do the following:

1)                                      Follow the instructions of the relevant Clearing System to certify as to “Qualifying Eligible GDR holder” status and subscribe for New GDRs electronically.  Qualifying Eligible GDR holders (or Participants holding on their behalf) holding Regulation S GDRs (the “Regulation S GDR Holders”) must certify and subscribe through either Euroclear or Clearstream, as applicable.  Qualifying Eligible GDR holders (or Participants holding on their behalf) holding Rule 144A GDRs (the “Rule 144A GDR Holders”) must certify and subscribe through The Depository Trust Company’s (“DTC”) PSOP system.

•                                          An Eligible GDR holder subscribing for New GDRs  (or Participants holding on its behalf) must certify via the relevant Clearing System that it is a Qualifying Eligible GDR holder.  The certifications to be provided are set out in full in this Certification and Subscription Form.

•                                          The deadline for completing the certification and subscription process through the Clearing Systems is the deadline set by the relevant Clearing System. Accordingly, Eligible GDR holders and Participants are urged to complete this process as early as possible and carefully review the instructions provided by the Clearing Systems.

2)                                      Pay the GDR Subscription Price to the Depositary through the Clearing Systems.

•                                          Qualifying Eligible GDR holders (or their Participants on their behalf) must remit the GDR Subscription Price to the Depositary in accordance with the instructions of the Clearing Systems

•                                          The deadline for remitting the GDR Subscription Price is the deadline set by the relevant Clearing System.

For Rule 144A GDR Holders only:

3)                                      In addition to completing the electronic certification and subscription process through DTC’s PSOP system, Rule 144A GDR Holders must also complete in full the information requested in the Certification and Subscription Form and return a hard copy of the completed Certification and Subscription Form to the Depositary.

•                                          Hard copies of the Certification and Subscription Form must be faxed to the attention of Beverly George at Deutsche Bank Trust Company Americas, fax number +1-732-544-6346. Rule 144A GDR Holders who have not faxed a completed Certification and Subscription Form will not be eligible to subscribe for New GDRs.

•                                          The deadline for Rule 144A GDR Holders to fax the Certification and Subscription Form to the Depositary is 5 p.m. New York time on September 29, 2009, the final day of the GDR Subscription Period.

CERTIFICATION AND SUBSCRIPTION FORM

In connection with the pre-emptive rights  (the “Rights ”) offered by Open Joint Stock Company “Polymetal” (“Polymetal”) in respect of 84,375,000 of its ordinary shares (the “Shares”) at 278 Russian roubles per Share (the “Pre-emptive Offering”) to shareholders on the share register of Polymetal on May 14, 2009 (the “Record Date”) who (i) voted against or (ii) did not vote in relation to, resolution number 2 at the general shareholders meeting of Polymetal held on June 19, 2009 (the “Resolution”); and our subscription for Polymetal GDRs (the “New GDRs”), we confirm that:

1.                                       We have conducted our own investigation with respect to the Pre-emptive Offering, the New GDRs and the Shares.  We acknowledge that neither Polymetal nor Deutsche Bank Trust Company Americas (the “Depositary”) has made any representation to us with respect to the merits of an investment in the Shares or the New GDRs.   Without limiting the generality of the foregoing, we have satisfied ourselves concerning the tax, legal, currency and other economic considerations relevant to the GDRs, and we are thoroughly familiar with the terms of the GDRs.  Furthermore, we understand that a copy of the relevant Deposit Agreement, including the form of Rule 144A GDR or Regulation S GDR, as appropriate, is available from the Depositary.

2.                                       We understand and acknowledge that the Rights, the New GDRs and the Shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any U.S. state securities laws and may not be offered, sold, resold or otherwise transferred within the United States or to, or for the account or benefit of, “U.S. persons” (as defined in Regulation S under the Securities Act), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Furthermore, we understand and acknowledge that the Pre-Emptive Offering is being conducted pursuant to Rule 801 under the Securities Act and that securities acquired in the Pre-Emptive Offering are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion that the securities held by us as of the record date for the Pre-Emptive Offering were restricted securities.  We will notify any purchaser of New GDRs from us of any applicable resale restrictions relating to the Shares and New GDRs.

3.                                       We:

(a)                                  were the holders of the number of GDRs specified in paragraph 12(b), below on the Record Date (our “Record Date Position”);

(b)                                 either (i) instructed the Depositary to vote all or part of our Record Date Position against the Resolution or (ii) did not instruct the Depositary to vote all or part of our Record Date Position in relation to the Resolution (the sum of (i) and (ii) is specified in paragraph 12(b) below, and comprises our “Eligible Record Date Position”), and we understand and acknowledge that we will only be entitled to subscribe for such number of New GDRs as is proportionate to our Eligible Record Date Position;

(c)                                  are beneficially entitled to receive New GDRs; and

(d)                                 undertake to notify Polymetal and the Depositary as soon as reasonably practicable:

(i)                 if we are no longer beneficially entitled to receive the New GDRs, together with such information about the new beneficiary as Polymetal or the Depositary may reasonably request; and

(ii)              of any change in circumstances that would render the certifications, representations, agreements or acknowledgements referred to in this certification and subscription form inaccurate in any respect.

4.                                       We are (and if we hold GDRs on behalf of any person or persons, such person(s) is/are):

(a)                                  a U.S. person (as defined in Regulation S under the Securities Act (“Regulation S”)) and an institution of a type to which the New GDRs may be sold in a transaction exempt from any registration or qualification requirements under the securities laws of the state, territory or possession of the United States in which we are located; and are receiving the New GDRs for our own account or for the account of a U.S. person (as to which we exercise sole investment discretion and have authority to make the statements contained herein) which is an institution of a type to which the New GDRs may be sold in a transaction exempt from any registration or qualification requirements under the securities laws of the state, territory or possession of the United States in which it is located; or

(b)                                 not a U.S. person (as defined in Regulation S).

AND

(i)                 outside the Member States of the European Economic Area which have implemented the Prospectus Directive (Directive 2003/71/EC) (each, a “Relevant Member State”); or

(A)                              a legal entity which is authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(B)                                a legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts.

AND

(ii)              a person who is outside the United Kingdom; or

(A)                              a person who is an investment professional within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) of the United Kingdom (the “Financial Promotion Order”);

(B)                                a person who falls within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) or Article 43(2) of the Financial Promotion Order; or

(C)                                any other person to whom these materials for the purposes of Section 21 of FSMA can otherwise lawfully be communicated without such materials being approved by an authorised person.

5.                                       We will comply with all applicable laws and regulations in force in any jurisdiction in which we purchase, offer or sell the New GDRs and will obtain any consent, approval or permission required by us for the purchase, offer or sale by us of the New GDRs under the laws and regulations in force in any jurisdiction to which we are subject or in which we make such purchases, offers or sales and Polymetal shall have no responsibility therefor.

6.                                       We understand that you have relied upon the truth and accuracy of the foregoing acknowledgements and representations and if any of such acknowledgements or representations made at the time of a purchase of the New GDRs is no longer accurate, we will promptly notify you. We further understand that these representations are required in connection with U.S. securities laws and will be relied upon for the purposes of the securities laws of the European Union, United Kingdom and elsewhere and that you and Polymetal are entitled to rely on this Certificate and that you and Polymetal are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official enquiry with respect to the matters covered hereby.

7.                                       We possess the authority to purchase and to hold the New GDRs, and the person signing this Certificate on our behalf has been duly authorized to do so.

8.                                       We acknowledge that if we provide incomplete information the subscription will be deemed invalid and we will not receive any New GDRs.  In such event our rights to subscribe for New GDRs will lapse and any funds remitted to purchase such New GDRs will be returned.

9.                                       We acknowledge that no fractional New GDRs will be issued or distributed. Entitlements to New GDRs will be rounded down to the nearest whole New GDR. We acknowledge that under Russian law, the issuance of the New Shares will take place only after the Russian Federal Service for the Financial Markets (“FSFM”) registers a placement report in relation to the New Shares (the “Placement Report”). The FSFM may refuse to register a Placement Report if, among other things, the Company violated Russian law in the issuance process.

10.           We understand the nature and the terms of the New GDRs and the Shares, including our obligation to tender the amount of the GDR Subscription Price so as to allow the Depositary to make payment at the times and in the manner provided in the application form in relation to the Pre emptive Offering, and we understand further that the New GDRs will not be issued and we will not receive the New GDRs prior to the date on which the Placement Report is registered with the FSFM (which is expected to be on or about December 16, 2009).

11.                                 We acknowledge that in the event that the FSFM refuses to register the Placement Report within the period provided by law (being approximately 60 calendar days after the last day of the subscription period in respect of the New Shares) the New Shares shall be cancelled and the Company will return to the Depositary the net subscription proceeds received from the Depositary in relation to subscriptions for New Shares which underlie the New GDRs in Russian roubles.  In such event, the Depositary will not issue the New GDRs and will convert the net Russian rouble subscription proceeds received from the Company into U.S. dollars, and distribute such proceeds pro rata or on such other basis as it deems practicable in its sole discretion to those GDR holders who would have been entitled to the New GDRs, subject to the terms of the relevant Deposit Agreement relating to the GDRs.  We further acknowledge that the subscription proceeds will be returned to GDR holders net of any applicable fees, taxes, expenses and foreign currency conversion costs. We also acknowledge that the volatile market values of the U.S. dollar and the Russian rouble may reduce significantly the amount of subscription proceeds in U.S. dollars available for return to GDR holders.

12.                                 Other information.

(a)                                  Contact details for Participant certifying and subscribing on behalf of beneficial owner.

Name of Participant certifying on behalf of beneficial owner:
Address of Participant certifying on behalf of beneficial owner:

Telephone number of Participant certifying on behalf of beneficial owner:
E mail address of Participant certifying on behalf of beneficial owner:

(b) Record Date Position, Eligible Record Date Position, and aggregate subscription by Participant.

Record Date Position of Participant:
(Participants should provide the aggregate total holdings of GDRs held by beneficial owners on the Record Date)

Eligible Record Date Position of Participant:

(Participants should provide the sum of the number of GDRs held on the Record Date for which they (i) instructed the Depositary to vote against the Resolution or (ii) did not instruct the Depositary to vote in relation to the Resolution)

Total Number of Rights Entitled to:

(Participants should multiply the sum of the number of GDRs held on the Record Date for which they (i) instructed the Depositary to vote against the Resolution or (ii) did not instruct the Depositary to vote in relation to the Resolution by 0.267857 and insert the answer on the line to the right )

Aggregate total subscription for New GDRs
(i.e. the sum of the number of New GDRs that the beneficial owners wish to subscribe to based on the Total Number of Rights Entitled to stated above)

(c)  Clearing System Participant Information:

EUROCLEAR Participant Name and Number (if applicable):
CLEARSTREAM Participant Name and Number (if applicable):
DTC Participant Name and Number (if applicable):
VOI Reference Number as provided by DTC (if applicable):